Exhibit 10.22

March 6, 2014

Mr. Scott A. West

scottawest@yahoo.com

Re:   Offer of Employment

Dear Scott:

I am pleased to confirm our offer to you of full-time employment with Heritage Global Partners, Inc. ("HGP") in the position of Chief Financial Officer. You will report to Kirk Dove, Managing Partner of HGP as well as to the Chairman of the Board of Heritage Global, Inc., HGP's parent company, and shall perform all duties and shall have all powers which are commonly and reasonably incident to this office as well as all powers that are reasonably delegated to you by Kirk Dove and/or the Chairman of the Boad of Heritage Global, Inc. You shall devote your best efforts and full business time and attention to the business and affairs of HGP, its Affiliates and Subsidiaries, except for permitted vacation periods in accordance with the HGP's policy and periods of illness or other incapacity, provided that none of such activities materially interfere with yours duties to HGP, its Affiliates or Subsidiaries.

Your employment will commence on March 11, 2014 (the "Effective Date"). The terms of our offer and the benefits currently provided by HGP are as follows:

1. Salary. Your base salary will be paid at the rate of US$150,000.00 per year paid in accordance with HGP’s normal payroll procedures, and will be subject to annual review. You will also be eligible to receive a year-end bonus of up to $10,000 based on your performance and the financial performance of HGP, to be determined by HGP at its discretion, payable after the year-end and pro-rated to the extent you have worked less than a full year. All payments to you will be subject to legally required withholdings. Subject to compliance with federal and state securities laws, your compensation package also will include, to the extent permitted by the Internal Revenue Code, an incentive stock option grant under the terms of Heritage Global, Inc.’s Stock Option Plan for 50,000 shares of Heritage Global, Inc.’s common stock at a strike price to be determined by the Board of Directors at its next meeting, which grant shall be subject to the terms of Heritage Global, Inc.'s Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and may be conditioned on your execution of a Stock Option Agreement related to your options.

2. Benefits. You will be entitled to participate in all employee stock option, health and welfare benefit plans. programs and practices maintained by HGP for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, health, retirement or welfare benefit plans, programs and practices HGP generally provides to its executives from time to time.

3. Expenses. HGP shall pay or reimburse you (at HGP's option) in accordance with HGP’s  then-current policies for fully-documented (in accordance with HGP's policies) reasonable  and necessary expenses and other disbursements incurred by you for or on behalf of HGP in the performance of your duties hereunder, including, without limitation, travel on behalf of or in connection with your services for HGP, including food and lodging expenses while you are away from home performing services for HGP. HGP will provide you with a cellular phone and a laptop computer for business use, provided such items shall be returned to HGP upon the termination of your employment with HGP for any reason.

4. Workplace and Work Schedule. You shall work from HGP's San Diego, California office. You are entitled to such holidays and vacations as are established by HGP's U.S. policies, such vacation to be taken in various periods subject to HGP's reasonable needs.

Scott A. West

5. Confidential Information; Restrictions. As an employee of HGP, you will have access to certain confidential and proprietary information of HGP, its Affliates and Subsidiaries and you may, during the course of your employment, develop certain information or inventions that will be the property of HGP and/or its Affiliates or Subsidiaries. To protect the interests of HGP, its Affiliates and Subsidiaries, you will need to sign HGP's standard "Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer which would violate any other obligations you may have to such former employer(s). During the period that you render services to HGP and its Affiliates, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of HGP, its Affiliates or Subsidiaries. You will disclose to HGP in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with HGP, its Affiliates or Subsidiaries. You will not assist any other person or organization in competing with HGP, its Affiliates or Subsidiaries or in preparing to engage in competition with the business or proposed business of HGP, its Affiliates or Subsidiaries. You represent that your signing of this offer letter, HGP's Confidentiality Agreement and your commencement of employment with HGP will not violate any agreement currently in place between yourself and current or past employers. You further warrant that you have the qualifications previously represented to HGP, including any required licenses or certifications. You also warrant that you will not use or disclose any of your former employer's trade secrets in the course of your employment by HGP.

6. Notwithstanding Section 5 above, your employment will be "at will"; in other words, either you or HGP will have the right to terminate your employment at any time with or without cause.

7. Company Policies. As a condition of your employment you will be expected to comply with all of HGP's policies and procedures, as may be modified from time to time in HGP's discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to the Employee Handbook for details regarding those policies and procedures.

8. In the event of any dispute between HGP and you arising out of your employment, or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association in San Diego County, California. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under any Workers' Compensation Law, which are governed under the special provisions of that law.

Please note that because of HGP regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation to demonstrate that you are authorized to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

For the purposes of this Offer, (a) “Affiliate” means any other Person controlling, controlled by, or under common control with HGP, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise; (b) "Subsidiary" means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors (or similar governing body or manager, as applicable) are, at the time as of which any determination is being made, owned by HGP either directly or indirectly; and (c) "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or poiltical subdivision thereof.

This offer will remain open until March 11, 2014. If you decide to accept this offer, please sign a copy of this letter in the space indicated and return it to me either electronically, via facsimile or U.S. mail. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter. The terms set forth in this Agreement are intended to supersede all prior agreements, undertakings and representations concerning the subject matter of this Agreement.

Scott A. West

We look forward to the opportunity to welcome you to HGP.

Very truly yours,

Heritage Global Partners, Inc.

/s/ James Sklar
James Sklar
EVP and General Counsel

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth in this letter.

/s/ Scott West	Date signed:	3.6.2014
Scott West